Exhibit 3.01
Series A Preferred Stock
ORBIMAGE HOLDINGS INC.
CERTIFICATE OF DESIGNATION

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), ORBIMAGE Holdings Inc. (the “Company”), a corporation organized and existing under the DGCL, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
     That pursuant to the authority conferred upon the Board of Directors of the Company by Article IV(b) of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and further conferred by the Board of Directors to a special committee (the “Committee”) thereof pursuant to Section 141(c)(2) of the DGCL, and in accordance with the provisions of Section 151 of the DGCL, the Committee, on January 10, 2006, adopted the following resolutions creating a series of Preferred Stock designated as Series A Preferred Stock:
     “RESOLVED that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the General Corporation Law of the State of Delaware and the provisions of the Certificate of Incorporation, a class of authorized Preferred Stock, par value $.01 per share (the “Preferred Stock”), of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such class, and the qualifications, limitations and restrictions thereof, are as follows:
Series A Preferred Stock
     1. Designation and Number. The series of Series A Preferred Stock, par value $.01 per share, of the Company authorized hereby is designated as the Series A Preferred Stock (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be 1,000 shares.
     2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall, for all purposes of this Certificate of Designation, have the meanings herein specified:
     “Board of Directors”: The board of directors of the Company and, to the extent permitted by law, unless the context indicates otherwise, any committee thereof authorized with respect to any particular matter to exercise the power of the board of directors of the Company with respect to such matter.
     “Borrower”: ORBIMAGE SI Opco Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Company.
     “Business Day”: Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in the state where the Administrative Agent’s Office (as defined in the Credit Agreement) is located.
     “Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of the Company, whether or not issued and outstanding on the Issue Date.

     “Common Stock”: The common stock, par value $.01 per share, of the Company, as such exists on the date of this Certificate of Designation, and Capital Stock of any other class or series into which such Common Stock may thereafter have been changed.
     “Credit Agreement”: That certain Credit Agreement, to be dated on or about January 10, 2006, as such agreement may be amended from time to time, between the Company, the Borrower, ORBIMAGE SI Holdco Inc., a Delaware corporation, the guarantors from time to time parties thereto, the lenders from time to time parties thereto, Credit Suisse First Boston, as administrative agent, and The Bank of New York, as collateral agent.
     “Dividend Payment Date”: Each March 31, June 30, September 30 and December 31, commencing with the first such date occurring after the Trigger Date, or the next succeeding Business Day if any such date is not a Business Day.
     “Dividend Period”: The period from and including the Trigger Date to but excluding the first Dividend Payment Date occurring thereafter and, thereafter, each three month period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date.
     “Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Free Cash Flow”: As defined in the Senior Note Indenture.
     “Free Cash Flow Offer”: As defined in the Senior Note Indenture.
     “Issue Date”: The first date on which any Shares are first issued or deemed to have been issued, which date is expected to be on or about January 10, 2006.
     “Junior Securities”: All shares of Common Stock, and any other class or series of Capital Stock of the Company, whether now existing or hereafter created, other than the Series A Preferred Stock.
     “Liquidation Preference”: With respect to each Share as of any date (the “Relevant Date”), shall mean an amount equal to the sum of (a) the Stated Value of such Share, plus (b) from and after the Trigger Date, an amount equal to (i) all unpaid Senior Credit Obligations outstanding on the Trigger Date under the Credit Agreement, net of all recoveries upon and amounts paid in respect of such Senior Credit Obligations on or prior to the Relevant Date (it being understood that all such recoveries and payments on or in respect of the Senior Credit Obligations shall reduce, dollar for dollar, the Liquidation Preference of the Series A Preferred Stock), divided by (ii) the number of Shares outstanding as of the Trigger Date, plus (c) all accrued and unpaid dividends which have been (or should have been) capitalized and added to the Liquidation Preference of such Share pursuant to Section 3(b) of this Certificate of Designation, plus (d) any Premium that has been capitalized and added to the Liquidation Preference of such Share pursuant to Section 5(a) of this Certificate of Designation, plus (e) for purposes of Sections 4 and 5 of this Certificate of Designation and the definition of Redemption Price, all accrued and unpaid dividends on the Liquidation Preference of such Share during the period from and including the immediately preceding Dividend Payment Date (or the Trigger

Date if the Relevant Date is on or prior to the first Dividend Payment Date) to but excluding the Relevant Date.
     “Loans”: As defined in the Credit Agreement.
     “Maturity Date”: The later of (i) August 1, 2010 and (ii) the earliest date on which the Company is permitted to redeem the Shares under the terms of the Senior Note Indenture, as in effect on December 9, 2005.
     “Person”: Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Preferred Stock Election Notice”: As defined in the Credit Agreement.
     “Premium”: As defined in Section 5(a) hereof.
     “Purchase Agreement”: The Preferred Stock Purchase Agreement, to be dated on or about January 10, 2006, between the Company and the Purchasers listed on the signature pages thereof, pursuant to which the Company shall issue 1,000 Shares to the Purchasers.
     “Record Date”: For the dividends payable on any Dividend Payment Date, the 15th day of the month (or the next succeeding Business Day if any such date is not a Business Day) during which such Dividend Payment Date shall occur.
     “Redemption Amount Determination Date”: With respect to any two fiscal quarter period, the first Business Day after the date on which holders of the Senior Notes may no longer tender Senior Notes pursuant to a Free Cash Flow Offer required to be made with the Free Cash Flow for such two-fiscal quarter period, and the Company has no further obligation to make a Free Cash Flow Offer with the Free Cash Flow for such period.
     “Redemption Date”: As to any Shares, the date, which shall be a Business Day, fixed for redemption of such Shares as specified in the notice of redemption given in accordance with Section 5(c), provided that no such date will be a Redemption Date unless the applicable redemption price is paid in cash on such date, and if the redemption price is not so paid in full then the Redemption Date will be the date, which shall be a Business Day, on which such redemption price is fully paid. Payment in cash of the redemption price as provided in the foregoing sentence shall be deemed to have been made when such payment has been delivered to the record holders of the Series A Preferred Stock entitled to receive the same by wire transfer of immediately available funds in accordance with the instructions of such holders delivered in writing to the Company at least three Business Days prior to the Redemption Date (or if no such instructions are received, on the date that the Company shall have mailed a check by first-class mail, postage prepaid, to the address of such record holder on the books of the Company).
     “Required Lenders”: As defined in the Credit Agreement.
     “Senior Credit Obligations”: As defined in the Credit Agreement.

     “Senior Note Indenture”: The indenture, dated as of June 29, 2005, between the Company and The Bank of New York, as Trustee, governing the Senior Notes.
     “Senior Notes”: The Senior Secured Floating Rate Notes due 2012 of the Company.
     “Shares”: Shares of Series A Preferred Stock
     “Stated Value”: Of a share of the Series A Preferred Stock, $0.01.
     “Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.
     “Trigger Date”: The Business Day on which a Trigger Event shall occur.
     “Trigger Event”: At any time after an “Event of Default” (as defined in the Credit Agreement) has occurred and is not cured or waived in accordance with the Credit Agreement, the delivery by the Required Lenders under the Credit Agreement of a Preferred Stock Election Notice to the Company.
     3. Dividends.
          (a) The holders of Series A Preferred Stock shall be entitled to receive cumulative dividends, in preference to dividends on any Capital Stock, which shall accrue as provided herein. From and after the Trigger Date, dividends will accrue on the Shares outstanding from time to time at the rate of (i) prior to July 1, 2010, 15% per annum and (ii) on and after July 1, 2010, 17% per annum, in each case, on the Liquidation Preference of such Shares from and including the Trigger Date to but excluding the date on which the Shares are redeemed in accordance with this Certificate of Designation, provided, that no dividends shall accrue on any portion of the Liquidation Preference that is attributable to an adjustment to the Liquidation Preference pursuant to Section 5(a). Dividends shall accrue on the Series A Preferred Stock as provided herein whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Company legally available for the payment of dividends. Accrued dividends on the Series A Preferred Stock shall be payable on each Dividend Payment Date to the holders of record of the Series A Preferred Stock as of 5:00 p.m. New York City time on the applicable Record Date. For purposes of determining the amount of dividends “accrued” (i) as of the first Dividend Payment Date and as of any date that is not a

Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified above in this Section 3(a) for the actual number of days elapsed from and including the Trigger Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to but excluding the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date after the first Dividend Payment Date, such amount shall be calculated on the basis of such rate per annum based on a 360-day year of twelve 30-day months.
          (b) All dividends payable with respect to Shares shall be declared and paid in cash; provided, however, that, at the Company’s option, the Company may capitalize the amount of such dividends otherwise payable in cash and increase the Liquidation Preference by the amount of such capitalized dividends. Cash payment of such dividends as provided herein shall be deemed to have been made when such payment has been delivered to any record holder of Shares entitled to receive the same by wire transfer of immediately available funds in accordance with the instructions of such holder delivered in writing to the Company at least three Business Days prior to any Dividend Payment Date (or if no such instructions are received, on the date that the Company shall have mailed a check by first-class mail, postage prepaid, to the address of such record holder on the books of the Company). All dividends paid with respect to the Shares pursuant to this Section 3 shall be paid pro rata to all the holders of Shares outstanding on the applicable Record Date.
          (c) From and after the Trigger Date, (i) the Company shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, or set aside any money or assets for any such purpose, unless all then outstanding Shares have theretofore been redeemed pursuant to the terms of this Certificate of Designation, (ii) the Company shall not declare or pay any dividend on or make any distribution with respect to any Junior Securities or set aside any money or assets for any such purpose, and (iii) neither the Company nor any Subsidiary thereof shall purchase or otherwise acquire any Junior Securities. Nothing contained in the preceding sentence of this Section 3(c) shall prevent the payment of dividends on any Junior Securities solely in additional Junior Securities or the redemption, purchase or other acquisition of Junior Securities solely in exchange for Junior Securities.
     4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Preference at the date of payment of all Shares then outstanding, which amounts shall be paid before any distribution or payment upon any such liquidation, dissolution or winding up of the Company is made upon any Junior Securities. The holders of Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Company after receiving the full preferential amounts provided for in the preceding sentence and any amounts to which such holders may be entitled under this Certificate of Designation. If upon such liquidation, dissolution or winding up, the assets of the Company to be distributed among the holders of Series A Preferred Stock are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid and all other amounts to which they are entitled under this Certificate of Designation, then the entire assets of the Company to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the Shares would otherwise be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Series A Preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Company may be distributed to the holders of Junior Securities. The Company shall mail written notice of such liquidation, dissolution or winding up to each record holder of Series A Preferred Stock not less than 20 days prior to the payment date stated in such written notice. Neither the consolidation or merger of the Company into or with any other corporation or corporations, nor the sale, transfer or lease by the Company of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 4.
     5. Redemption.
          (a) The Shares outstanding at any time may not be redeemed by the Company (A) at any time prior to the Trigger Date, unless and until such time as all of the outstanding Senior Credit Obligations shall have been repaid in full, after which event, all (but not less than all) of the outstanding Shares may be redeemed out of funds legally available therefor, at the option of the Company by action of the Board of Directors, for a cash redemption price equal to 100% of the Liquidation Preference of such Shares and (B) at any time from and after the Trigger Date and prior to the second anniversary of the Issue Date, on or after which second anniversary, any or all Shares may be redeemed out of funds legally available therefor, at the option of the Company by action of the Board of Directors, for a cash redemption price equal to (1) 106.0% of the Liquidation Preference of the Shares to be redeemed as of the applicable Redemption Date if such redemption occurs on or after the second anniversary of the Issue Date but before the third anniversary of the Issue Date, (2) 102.0% of the Liquidation Preference of the Shares to be redeemed as of the applicable Redemption Date if such redemption occurs on or after the third anniversary of the Issue Date but before the fourth anniversary of the Issue Date and (3) 100% of the Liquidation Preference of the Shares to be redeemed as of the applicable Redemption Date if such redemption occurs on or after the fourth anniversary of the Issue Date. If fewer than all outstanding Shares are to be redeemed, the Shares outstanding shall be redeemed ratably (as nearly as may be practicable) among the holders thereof. If the Company shall fail to pay the applicable cash redemption price on the date set for redemption, (i) an amount (the “Premium”) equal to the amount by which the cash redemption price with respect to each such Share called for redemption exceeds the Liquidation Preference of each such Share shall be deemed to have been capitalized, and the amount of the Liquidation Preference of each such Share shall be increased by an amount equal to the Premium, and (ii) if fewer than all Shares outstanding were called for redemption, each holder of Shares shall thenceforth be deemed to hold a pro rata number (including fractional Shares) of the total number of Shares having a Liquidation Preference adjusted as set forth in this sentence. Each redemption of fewer than all Shares outstanding after an adjustment has been made in accordance with the foregoing sentence shall proportionally redeem Shares as to which the Liquidation Preference has been adjusted as set forth in the foregoing sentence and Shares not so adjusted, and, in any redemption pursuant to this Section 5(a) following an adjustment as set forth in the foregoing sentence, the cash redemption price set forth in subsections (B)(1) or (2), as the case may be, of this Section 5(a) shall not apply to any Shares (including fractional Shares) to be redeemed that have been so adjusted, and the cash redemption price of such Shares shall be 100.0% of the Liquidation Preference of such Shares.

          (b) From and after the Trigger Date, the Company shall redeem, within 60 days after each Redemption Amount Determination Date, out of funds legally available therefor and so long as such redemption is permitted under the terms of the Senior Notes Indenture as in effect on December 9, 2005 (without giving effect to section 4.04(b)(vii) of the Senior Note Indenture), Shares at a redemption price per Share equal to 100% of the Liquidation Preference thereof, in an aggregate amount equal to the amount by which (a) 75% of Free Cash Flow for such two fiscal quarter period exceeds (b) the aggregate principal amount of Senior Notes redeemed or validly tendered (and not withdrawn) for redemption, pursuant to a Free Cash Flow Offer relating to such two fiscal quarter period, on the relevant Redemption Amount Determination Date. If less than all outstanding Shares are to be redeemed, the Shares outstanding shall be redeemed ratably (as nearly as may be practicable) among the holders thereof.
          (c) Notice of any redemption pursuant to this Section 5 shall be mailed, first class, postage prepaid, not less than 10 days nor more than 30 days prior to the Redemption Date, to the holders of record of the Shares to be redeemed, at their respective addresses as the same appear upon the books of the Company or are supplied by them in writing to the Company for the purpose of such notice; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Shares. Such notice shall set forth the applicable redemption price, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such Shares, be redeemed. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder.
          (d) If notice of any redemption by the Company pursuant to this Section 5 shall have been mailed as provided in Section 5(c) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been paid in cash, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares (including, but not limited to, the accrual of and the right to receive dividends on such Shares other than dividends that shall have accrued prior to the Redemption Date) shall forthwith cease and terminate. Payment in cash as provided in the foregoing sentence shall be deemed to have been made when such payment has been delivered to the record holders of the Series A Preferred Stock entitled to receive the same by wire transfer of immediately available funds in accordance with the instructions of such holders delivered in writing to the Company at least three Business Days prior to the Redemption Date (or if no such instructions are received, on the date that the Company shall have mailed a check by first-class mail, postage prepaid, to the address of such record holder on the books of the Company).
          (e) All Shares redeemed, retired, purchased or otherwise acquired by the Company shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of the Company, but such shares shall not be reissued as Series A Preferred Stock).

          (f) The Company shall redeem all outstanding Shares in full on the Maturity Date at a redemption price per Share equal to 100% of the Liquidation Preference thereof.
     6. Merger, Consolidation or Sale of Assets of the Company.
     The Company may not, directly or indirectly, (x) consolidate or merge with or into or wind up into another Person (whether or not the Company is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:
     (i) either:
     (A) the Company is the surviving corporation; or
     (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Company or the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, as the case may be, hereinafter referred to as the “Successor Company”);
     (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Purchase Agreement pursuant to agreements in form reasonably satisfactory to the holders of a majority of the Shares;
     (iii) the Successor Company (if other than the Company) issues on the date of such sale, assignment, transfer, conveyance or other disposition to each holder of Shares then outstanding in exchange for such Series A Preferred Stock, shares of preferred stock of such Person having substantially the same rights, preferences, and privileges as the Series A Preferred Stock then outstanding;
     (iv) the Company shall have delivered to the holders of the Shares an Officers’ Certificate stating that such consolidation, merger or transfer and such agreements comply with this Certificate and, if the Successor Company is not the Company, an Opinion of Counsel (subject to customary exceptions) stating that (a) the Successor Company has taken all necessary action to assume the obligations of the Company under the Purchase Agreement, (b) the shares of preferred stock of such Person issued on the date of such sale, assignment, transfer, conveyance or other disposition, have been duly authorized by all necessary corporate or other action of such Person and, when issued to such holders in exchange for Shares, will be validly issued, fully paid and non-assessable and (c) the Purchase Agreement is enforceable against the Successor Company in accordance with its terms.
     7. Voting Rights.
          (a) The holders of the Series A Preferred Stock shall have no voting rights whatsoever, except as required by law or as provided in this Section 7. For so long as any Shares remain outstanding, the Company will not, either directly or indirectly, without the consent of the holders of record of a majority of the Shares then outstanding, take any action (including by merger, consolidation or statutory share exchange with any other corporation or entity) to amend, alter or repeal (i) any of the provisions hereof or (ii) any of the provisions of the Certificate of Incorporation of the Company or this Certificate of Designation so as to affect adversely any preference or any relative or other right given to the Series A Preferred Stock hereunder, provided, however, that no such modification that reduces the amount of Liquidation Preference of any Share or reduces the amount of dividends that the holder of any Share is entitled to receive, or effects any change to this Section 7(a), may be made with respect to any Share without the consent of the holder of such share. For purposes of any amendment, modification or waiver hereunder, Shares held by the Company shall be disregarded.
          (b) At any time from and after the Trigger Date, the holders of record of a majority of the Shares (excluding any Shares held by the Company) shall have the right to appoint a non-voting observer to the Board of Directors of the Company.
     8. Waiver. Any provision of this Certificate of Designation which prohibits, limits or restricts actions by the Company, or imposes obligations on the Company, including but not limited to provisions relating to the obligation of the Company to redeem such Shares, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case by the affirmative vote or with the consent of the holders of record of a majority of the Shares then outstanding (or such greater percentage thereof as may be required by this Certificate of Designation, applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a special meeting called for such purpose at which the holders of Series A Preferred Stock shall vote as a separate class.
     9. Preemptive Rights. The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of Capital Stock or any other securities which may be issued by the Company.
     10. Senior Securities. The Series A Preferred Stock shall rank senior in all respects, and shall not rank junior or pari passu in any respect, to any other classes or series of Capital Stock of the Company, including without limitation in respect of the right to receive dividends, rights of redemption or the right to participate in any liquidation, dissolution or winding up of the Company.
     11. Legends. The certificates evidencing the Series A Preferred Stock, and each certificate issued in transfer thereof, will bear the following legend, as well as any legend required under any applicable state securities laws:
     “The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the securities are sold and transferred in a transaction that is exempt from or not subject to the registration and prospectus delivery requirements of such Act.”
     12. Restriction on Transfer of Shares. Notwithstanding anything to the contrary contained herein, so long as any Loans are outstanding under the Credit Agreement, Shares may only, and are required to, be transferred in connection with any permitted transfer of the Loans then outstanding under the Credit Agreement by the holders thereof such that at all times, all holders of the Loans outstanding from time to time under the Credit Agreement shall also own the Shares in the same proportion as such Holders own the Loans then outstanding under the Credit Agreement.
     13. Claims. In the event of any action at law or suit in equity in connection with the enforcement or protection of the rights in connection with this Certificate of Designation or the Series A Preferred Stock, the Company, in addition to all other sums which it may be required to pay, will pay the reasonable attorney’s fees and the disbursements of one counsel (and of any local or specialist counsel to the extent necessary) selected by the holders of record of a majority of the Shares (excluding any Shares held by the Company) then outstanding incurred by the holders of the Series A Preferred Stock in connection with such action or suit and all other reasonable costs of collection. The Company shall not assert its right to trial by jury in any action, suit or proceeding arising from or related to this Series A Preferred Stock.
     14. Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the Shares shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate of Designation (as such certificate may, subject to Section 7, be amended from time to time) and in the Certificate of Incorporation (as amended from time to time) of the Company.
     15. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware.”
[Remainder of page intentionally left blank]

The undersigned has signed this Certificate of Designation on this 10th day of January, 2006.

ORBIMAGE HOLDINGS INC.

By:
Name:
Title: